                  INVESTMENT ADVISORY AND SERVICES AGREEMENT

                                BY AND BETWEEN

                        AMERIPRISE CERTIFICATE COMPANY

                                      AND

                         RIVERSOURCE INVESTMENTS, LLC

This Agreement made as of December 31, 2006, between Ameriprise Certificate Company (formerly American Express Certificate Company) (the Company), a Delaware corporation, hereinafter called "Company", and RiverSource Investments, LLC (RiverSource Investments), a Minnesota limited liability company.

PART ONE: INVESTMENT ADVICE AND OTHER SERVICES

          (1) RiverSource Investments agrees during the period of this Agreement, subject to the terms and conditions herein set forth,

                    (a) to furnish the Company continuously with investment advice;

                    (b) to determine, consistent with the Company's investment policies, which securities in RiverSource Investments' discretion shall be purchased, held or sold, and to execute or cause the execution of purchase or sell orders;

                    (c) to prepare and make available to the Company all necessary research and statistical data in connection therewith;

                    (d) to furnish all other services of whatever nature required in connection with the management of the Company as provided under this Agreement, including but not limited to asset liability management; and

                    (e) to provide to the Company all administrative services necessary and appropriate for the business of the Company, including but not limited to:

                              (i)       Preparing all general or routine
                                        shareholder communications including
                                        notices of dividends;

                              (ii)      Preparing and filing required
                                        regulatory reports and communications;

                              (iii) Preparing and filing of tax reports, including the Company's income tax returns;

                              (iv)      Executing the pricing process and
                                        monitoring the reliability of the
                                        valuation information received from
                                        independent third-party pricing
                                        services and brokers;

                              (v) Coordinating and supervising relations with, and monitoring the performance of, custodians, depositories, transfer and pricing agents, accountants, underwriters, brokers and dealers, insurers, printers, Company's auditors, and other persons serving the Company, deemed to be necessary or desirable;

                              (vi) Maintaining the Company's registration statement updates, and maintaining registration in the jurisdictions in which Ameriprise certificates are offered for sale;

                              (vii)     Preparing reports, information,
                                        surveys, or other analyses to third
                                        parties as deemed necessary or
                                        desirable by the Company; and

                              (viii)    Preparing reports, evaluations,
                                        information, surveys, statistical
                                        analysis or other analysis of the
                                        Company as the Board may request from
                                        time to time.

                    (g) to provide to the Company accounting and recordkeeping services necessary and appropriate for the business of the Company, including but not limited to:

                              (i)       Calculating and supervising
                                        publication of the interest rates
                                        applicable for face-amount
                                        certificates issued by the Company and
                                        other financial data, consistent with
                                        federal securities laws and the
                                        current prospectus for the face-amount
                                        certificate products; and

                              (ii) Monitoring the Company's compliance with accounting operations control processes.

                    (h) to provide to the Company Treasury services necessary and appropriate for the business of the Company, including but not limited to:

                              (i) Monitoring daily cash and transaction statements and reports from the Company's transfer agent and custodian; and

                              (ii) Completing daily cash reconciliations, notifying Company's custodian of such reconciliations, and reporting investable cash to RiverSource Investments, as directed by
                                        RiverSource Investments.

                    (i) to provide all other services necessary and appropriate for the operations of the Company, not listed above, including but not limited to:

                              (i)       Providing compliance services, as
                                        directed by the Company's Chief
                                        Compliance Officer, which may include
                                        monitoring the Company's compliance
                                        with applicable federal, state and
                                        foreign securities laws, and the rules
                                        and regulations thereunder, as
                                        applicable, including, without
                                        limitation, the Investment Company Act
                                        of 1940, the Securities and Exchange
                                        Act of 1934 and the Securities Act of
                                        1933, each as amended from time to
                                        time, and the rules promulgated under
                                        each of the foregoing;

                              (ii)      Providing legal support of all
                                        administration services provided by
                                        RiverSource Investments under this
                                        Agreement;

                              (iii) Maintaining the Company's books and records in accordance with all applicable federal and state securities laws and regulations; and

                              (iv) Maintaining, together with affiliated companies, maintenance of a business continuation and recovery program for the Company.

          (2) RiverSource Investments agrees to maintain an adequate organization of competent persons to provide the services and to perform the functions herein mentioned and to maintain adequate oversight over any service providers hired to provide the services and to perform functions herein mentioned.

          (3) RiverSource Investments agrees to meet with any persons at such times as the Board deems appropriate for the purpose of reviewing RiverSource Investments' performance under this Agreement. The Company agrees that RiverSource Investments may subcontract for certain of the services described under this Agreement with the understanding that there shall be no diminution in the quality or level of services and also with the understanding, that RiverSource Investments shall obtain such approval from the Fund's Board and/or its shareholder as is required by law, rules and regulations promulgated thereunder, terms of the Agreement, resolutions of the Board and commitments of RiverSource Investments.

          (4) RiverSource Investments agrees that the investment advice and investment decisions will be in accordance with general investment policies of the Company as disclosed to RiverSource Investments from time to time by the Company and as set forth in the prospectuses and registration statements filed with the United States Securities and Exchange Commission (the SEC).

          (5) RiverSource Investments agrees to provide such support as required or requested by the Board in conjunction with voting proxies solicited by or with respect to the issuers of securities in which the Company's assets may be invested from time to time.

          (6) RiverSource Investments agrees that it will maintain all required records, memoranda, instructions or authorizations relating to the management of the assets for the Company including the acquisition or disposition of securities, proxy voting and safekeeping of assets.

          (7) The Company agrees that it will furnish to RiverSource Investments any information that the latter may reasonably request with respect to the services performed or to be performed by RiverSource Investments under this Agreement.

          (8) In selecting broker-dealers for execution, RiverSource Investments will seek to obtain best execution for securities transactions on behalf of the Company, except where otherwise directed by the Board. In selecting broker-dealers to execute transactions, RiverSource Investments will consider not only available prices (including commissions or mark-up), but also other relevant factors such as, without limitation, the characteristics of the security being traded, the size and difficulty of the transaction, the execution, clearance and settlement capabilities as well as the reputation, reliability, and financial soundness of the broker-dealer selected, the broker-dealer's risk in positioning a block of securities, the broker-dealer's execution service rendered on a continuing basis and in other transactions, the broker-dealer's expertise in particular markets, and the broker-dealer's ability to provide research services. To the extent permitted by law, and consistent with its obligation to seek best execution, RiverSource Investments may execute transactions or pay a broker-dealer a commission or markup in excess of that which another broker-dealer might have charged for executing a transaction provided that RiverSource Investments determines, in good faith, that the execution is appropriate or the commission or markup is reasonable in relation to the value of the brokerage and/or research services provided, viewed in terms of either that particular transaction or RiverSource Investments' overall responsibilities with respect to the Company and other clients for which it acts as investment adviser. RiverSource Investments shall not consider sale or promotion of affiliated products, as a factor in the selection of broker-dealers through which transactions are executed.

          (9) Except for bad faith, intentional misconduct or negligence in regard to the performance of its duties under this Agreement, neither RiverSource Investments, nor any of its respective directors, officers, partners, principals, employees, or agents shall be liable for any acts or omissions or for any loss suffered by the Company.

                    Each of RiverSource Investments, and its respective directors, officers, partners, principals, employees and agents, shall be entitled to rely, and shall be protected from liability in reasonably relying, upon any information or instructions furnished to it (or any of them as individuals) by the Company or its agents which is believed in good faith to be accurate and reliable. The Company understands and acknowledges that RiverSource Investments does not warrant any rate of return, market value or performance of any assets of the Company. Notwithstanding the foregoing, the federal securities laws impose liabilities under certain circumstances on persons who act in good faith and, therefore, nothing herein shall constitute a waiver of any right which the Company may have under such laws or regulations.

PART TWO: COMPENSATION TO RIVERSOURCE INVESTMENTS

          (1) The Company agrees to pay to RiverSource Investments and RiverSource Investments agrees to accept from the Company in full payment for the services furnished, a fee as set forth in Schedule A

          (2) The fee shall be paid on a monthly basis and, in the event of the termination of this Agreement, in whole or in part, the fee accrued shall be prorated on the basis of the number of days that this Agreement is in effect during the month with respect to which such payment is made.

          (3) The fee provided for hereunder shall be paid in cash by the Company to RiverSource Investments within five (5) business days after the last day of each month.

PART THREE: ALLOCATION OF EXPENSES

          (1)       The Company agrees to pay:

                    (a) Investment Management fees payable to RiverSource Investments for its services under the term of the Investment Advisory and Services Agreement.

                    (b) Fees, costs, expenses and allowances payable to any person, firm or corporation for services under any agreement entered into by the Company covering the offering for sale, sale and distribution of face-amount certificates issued by Company.

                    (c) Fees, costs, expenses and allowances payable or incurred by the Company in connection with the acquisition, management, servicing or disposition of real estate mortgages, real estate, or property improvement loans, not including the expenses related to services provided by the Ameriprise Financial, Inc.'s Real Estate Loan Management team for managing and servicing such loans whose allocated costs shall be borne by RiverSource Investments as the latter costs are included in the base investment advisory fee

                    (d)       Taxes of any kind payable by the Company.

                    (e) Depositary and custodian fees incurred by the Company.

                    (f) Brokerage commissions and charges in the purchase and sale of the Company assets.

                    (g) Fees and expenses for services not covered by other agreements and provided to the Company at its request, or by requirement, by attorneys, auditors, examiners, and professional consultants who are not officers or employees of RiverSource Investments.

                    (h) Directors, officers and employees expenses which shall include fees, salaries, memberships, dues, travel, seminars, pension, profit sharing, and all other benefits paid to or provided for directors, officers and employees, directors and officers liability insurance, errors and omissions liability insurance, worker's compensation insurance and other expenses applicable to the directors, officers and employees, except the Company will not pay any fees or expenses of any person who is an officer or employee of RiverSource Investments or its affiliates.

                    (i)       Provisions for certificate reserves.

                    (j) Expenses of customer settlements not attributable to sales function.

                    (k)       Transfer agency fees and expenses.

                    (l) Filing fees and charges incurred by the Company in connection with filing any amendment to its articles of incorporation, or incurred in filing any other document with the State of Minnesota or its political subdivisions.

                    (m)       Organizational expenses of the Company.

                    (n) Expenses properly payable by the Company, approved by the Board.

          (2) Except as provided in Paragraph (1) above, RiverSource Investments agrees to pay the expenses it incurs in providing services under this Agreement.

PART FOUR: MISCELLANEOUS

          (1) RiverSource Investments shall be deemed to be an independent contractor and, except as expressly provided or authorized in this Agreement shall have no authority to act for or represent the Company.

          (2) The Company acknowledges that RiverSource Investments and its affiliates may perform investment advisory services for other clients so long as RiverSource Investments' services to the Company under this Agreement are not impaired thereby. RiverSource Investments and its affiliates may give advice or take action in the performance of duties to other clients that may differ from advice given, or the timing and nature of action taken, with respect to the Company, and that RiverSource Investments and its affiliates may trade and have positions in securities of issuers where the Company may own equivalent or related securities, and where action may or may not be taken or recommended for the Company. Nothing in this Agreement shall be deemed to impose upon the RiverSource Investments or any of its affiliates any obligation to purchase or sell, or recommend for purchase or sale for the Company, any security or any other property that RiverSource Investments or any of its affiliates may purchase, sell or hold for its own account or the account of any other client. Notwithstanding any of the foregoing, RiverSource Investments shall allocate investment opportunities among its clients, including the Company, in an equitable manner, consistent with its fiduciary obligations. By reason of their various activities, RiverSource Investments and its affiliates may from time to time acquire information about various corporations and their securities. The Company recognizes that RiverSource Investments and its affiliates may not always be free to divulge such information, or to act upon it.

          (3) Neither this Agreement nor any transaction made pursuant thereto shall be invalidated or in any way affected by the fact that the Board members, officers, agents or the shareholder of the Company are or may be interested in RiverSource Investments or any successor assignee thereof as directors, officers, stockholders or otherwise; that directors, officers, stockholders or agents of RiverSource Investments are or may be interested in Company as Board members , officers, or otherwise; or that RiverSource Investments or any successor or assignee is or may be interested in the Company as a shareholder or otherwise, provided however that neither RiverSource Investments, nor any officer, Board member or employee thereof or of the Company shall sell to or buy from the Company any property or security other than securities issued by the Company, except in accordance with applicable regulations or orders of the SEC,

          (4) Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid to the party to this Agreement entitled to receive such at such party's principal place of business in Minneapolis, Minnesota, or to such other address as either party may designate in writing mailed to the other.

          (5) RiverSource Investments agrees that no officer, director or employee of RiverSource Investments will deal for or on behalf of the Company with himself as principal or agent, or with any corporation or partnership in which he may have a financial interest, except that this shall not prohibit:

                    (a) Officers, directors or employees of RiverSource Investments from having a financial interest in the Company or RiverSource Investments.

                    (b) The purchase of securities for the Company, or the sale of securities owned by the Company, through a security broker or dealer, one or more of whose partners, officers, directors or employees is an officer, director or employee of RiverSource Investments, provided such transactions are handled in the capacity of broker only and provided commissions charged do not exceed customary brokerage charges for such services.

                    (c) Transactions with the Company by a broker-dealer affiliate of RiverSource Investments as may be allowed by rule or order of the U.S. Securities and Exchange Commission and if made pursuant to procedures adopted by the Board.

          (6) RiverSource Investments agrees that, except as herein otherwise expressly provided or as may be permitted consistent with the use of a broker-dealer affiliate of RiverSource Investments under applicable provisions of the federal securities laws, neither it nor any of its officers, directors or employees shall at any time during the period of this Agreement make, accept, or receive directly or indirectly, any fees, profits or emoluments of any character in connection with the purchase or sale of securities (except securities issued by the Company) or other assets by or for the Company.

          (7) Subject to the approval of a majority of the members of the Company's Board of Directors, including a majority of the Directors who are not "interested persons," as defined in the Investment Company Act of 1940 ("1940 Act"), RiverSource Investments may, through a subadvisory agreement or other arrangement, delegate to any other company that RiverSource Investments controls, is controlled by, or is under common control with, or to specified employees of any such companies, or to more than one such company, to the extent permitted by applicable law, certain of RiverSource Investments' duties enumerated in Part One hereof; provided that RiverSource Investments shall continue to supervise the services provided by such company or employees and any such delegation shall not relieve RiverSource Investments of any of its obligations under this Agreement.

          (8) All information and advice furnished by RiverSource Investments to the Company under this Agreement shall be confidential and shall not be disclosed to third parties, except as required by law, order, judgment, decree, or pursuant to any rule, regulation or request of or by any government, court, administrative or regulatory agency or commission, other governmental or regulatory authority or any self-regulatory organization. All information furnished by the Company to RiverSource Investments under this Agreement shall be confidential and shall not be disclosed to any unaffiliated third party, except as permitted or required by the foregoing, where it is necessary to effect transactions or provide other services to the Company, or where the Company requests or authorizes RiverSource Investments to do so. RiverSource Investments may share information with its affiliates in accordance with its privacy policies in effect from time to time.

          (9) This Agreement shall be governed by the laws of the State of Minnesota.

PART FIVE: RENEWAL AND TERMINATION

          (1) This Agreement shall continue in effect through December 31, 2007 and shall continue from year to year thereafter unless and until terminated by either party as hereinafter provided, except that such continuance shall be specifically approved at least annually (1) by the Board or by a vote of the majority of the outstanding voting securities of the Company and (2) by the vote of a majority of the Board members who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. As used in this paragraph, the term "interested person" shall have the same meaning as set forth in the Investment Company Act of 1940 Act, as amended, and the rules promulgated thereunder (the 1940
                    Act). As used in this agreement the term "majority of the outstanding voting securities" shall have the same meanings as set forth in the 1940 Act

          (2) This Agreement may be terminated by either the Company or RiverSource Investments at any time by giving the other party sixty days' written notice of such intention to terminate; provided that any such termination shall be made without the payment of any penalty, and provided further that such termination may be effected either by the Board or by a vote of the majority of the outstanding voting securities of the Company.

          (3) This Agreement shall terminate in the event of its assignment, the term "assignment" for this purpose having the same meaning as set forth in the 1940 Act.

          (4) Non-material amendments or modifications to this Agreement as may be permitted by the 1940 Act will only be made effective upon written agreement executed by RiverSource Investments and the Company upon approval by the Board.

IN WITNESS WHEREOF, the parties hereto have executed the foregoing Agreement as of the day and year first above written.





Ameriprise Certificate Company          RiverSource Investments, LLC



/s/    William F. Truscott              /s/    Michelle Keeley
--------------------------              -----------------------------
       William F. Truscott                     Michelle Keeley

Title: President                        Title: Executive Vice President -
                                               Equity and Fixed Income

                                  SCHEDULE A

  The fee is based on net invested assets of the Company as set forth in the following table:

----------------------------------------------------------------------------
Net invested assets                    Annual rate at each asset level
----------------------------------------------------------------------------
First $250 million                     0.350%
----------------------------------------------------------------------------
Next $250 million                      0.300%
----------------------------------------------------------------------------
Next $500 million                      0.250%
----------------------------------------------------------------------------
Any amount over $1 billion             0.200%
----------------------------------------------------------------------------

  The fee for each calendar month of each year equal to the total of 1/12th of each of the respective percentages set forth above of the net invested assets of the Company shall be computed for each such month on the basis of the net invested assets at the close of business on last business day of each month. Net invested assets will be determined using Generally Accepted Accounting Principles (GAAP) and shall include the following items:

  o    Cash and cash equivalents
  o    Accounts receivable for interest and dividends and securities sold
  o    Accounts payables for invested assets purchased
  o    Securities available for sale (including any segregated assets)
  o    Trading securities
  o    Purchased equity index options
  o    Written equity index options
  o    Mortgages

  Loans originated by banks or investment banks shall be excluded from the computation of total book value of assets for purposes of the previous calculation and, instead, the fee for managing and servicing those loans shall be 0.35%. The fee shall be payable monthly and shall equal 1/12th of 0.35%, computed for each month on the basis of book value of the loans as of the close of business on the last full business day of the preceding month.